Exhibit 8.1

[LETTERHEAD OF REED SMITH LLP]

June 18, 2007

LTC Properties, Inc.

31365 Oak Crest Drive

Suite 200

Westlake Village, California  91361

Re:                               Federal Income Tax Considerations

Ladies and Gentlemen:

This opinion is furnished to you at the request of LTC Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration of $300,000,000 of common shares, preferred shares and/or debt securities of the Company (the “Securities”) pursuant to the  Company’s prospectus (the “Prospectus”) included in the Company’s Registration Statement on Form S-3 filed on June 18, 2007 (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion concerning certain of the federal income tax consequences to the Company and the purchasers of the Securities in connection with the registration described above.  This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, properties and governing documents of the Company.  We have also been furnished with, and with your consent have relied upon, certain representations made by the Company with respect to certain factual matters.  The Company’s representation letter is attached to this opinion as an Exhibit.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to qualifications set forth below, it is our opinion that:

1.             Commencing with the Company’s taxable year ending December 31, 1992, the Company has been organized in conformity with the requirements for qualification as a “real estate investment trust,” and its operations to date and proposed future operations, as described in the representations by the Company will enable the Company to satisfy the requirements for qualification and taxation as a “real estate investment trust” under the Internal Revenue Code of 1986 (the “Code”).

2.             The statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 set forth under the caption “Taxation of Our Company” and in the Prospectus  under the caption “Certain U.S. Federal Income Tax Considerations” to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Also, any variation or difference in the facts from those set forth in the Registration Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, or the Company’s representations may affect the conclusions stated herein.  Moreover, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to satisfy, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us.  Accordingly, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy such requirements.

This opinion is rendered only to you, and is solely for your use in connection with the issuance of the Securities pursuant to the Registration Statement and the Prospectus.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.  We undertake no obligation to update this opinion if applicable laws change after the date hereof or if we become aware after the date hereof of any facts that may change the opinions expressed herein.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ REED SMITH LLP